Exhibit 99.1

THE SHARPER IMAGE®
350 The Embarcadero
San Francisco, CA 94105	Corporate Headquarters

FOR IMMEDIATE RELEASE

May 4, 2006

Contact:	Tersh Barber, Director, Investor Relations
The Sharper Image
415/445-6274

SHARPER IMAGE REPORTS APRIL AND FIRST QUARTER SALES

San Francisco, CA - Sharper Image Corporation (NASDAQ: SHRP) today reported sales for the month of April and for the first quarter ended April 30, 2006.

April Sales

For the month ended April 30, 2006, total Company sales were $33.1 million compared to $42.7 million in the previous year, a decrease of 23 percent. Total store sales were $16.3 million compared to $23.4 million in the prior April, a decrease of 30 percent. Comparable store sales in April decreased 32 percent. Total catalog sales/direct marketing sales (including wholesale) were $11.5 million compared to last April’s $11.7 million, a decrease of two percent. Internet sales were $5.3 million compared to last April’s $7.6 million, a decrease of 30 percent.

First Quarter Sales

For the first quarter ended April 30, 2006, total Company sales were $104.0 million compared to $141.2 million in the previous year, a decrease of 26 percent. Total store sales for the quarter were $56.8 million compared to $78.3 million in the prior year, a decrease of 28 percent. Comparable store sales for the first quarter decreased 30 percent. Total catalog sales/direct marketing sales (including wholesale) for the first quarter were $30.1 million compared to $39.7 million, a decrease of 24 percent. Internet sales for the first quarter were $17.2 million compared to $23.2 million, a decrease of 26 percent.

Operations Discussion

“Sales for the month of April continued to disappoint us,” said Richard Thalheimer, founder, chairman and chief executive officer. “Although overall sales continued to be affected by planned lower total advertising expenditures, we saw improving returns on infomercial spending throughout the quarter and as a result, experienced higher infomercial sales, particularly in March and April. And as I noted during the most recent analysts’ conference call, I expect The Sharper Image to see improving operating trends in the second half of the 2006 fiscal year.

“We are focused on reinvigorating our product selection with new, exclusive and innovative merchandise,” continued Mr. Thalheimer, “including the recently launched FresherLonger™ Miracle Food Storage containers and the Hybrid GP™ Germicidal Air Purifier. Also, we are currently launching the lotus® Sanitizing System™, a natural and chemical-free way to disinfect your home and remove pesticides and contaminants from food.

“During the first quarter, we opened two new stores: at the Arrowhead Towne Center in Glendale, Arizona and at the Chesterfield Mall, in Chesterfield, Missouri. Our plan for Fiscal 2006 is for the addition of a total of six to eight new stores,” concluded Mr. Thalheimer.

The Sharper Image is a specialty retailer that is nationally and internationally renowned as a leading source of new, innovative, high-quality products that make life better and more enjoyable. A significant proportion of sales are of proprietary products created by the Company’s product development group, Sharper Image Design. The Company’s principal selling channels include 191 Sharper Image specialty stores throughout the United States; the award-winning Sharper Image monthly catalog; and its primary Website, www.sharperimage.com. The Company also has business-to-business sales teams for marketing its exclusive and proprietary products for corporate incentive and reward programs and wholesale to selected U.S. and international retailers.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on our current plans, expectations, estimates, and projections about the specialty retail industry and management’s beliefs about our future performance. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” or variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties that are difficult to predict and which may cause our actual results and performance to differ materially from those expressed or forecasted in any such forward-looking statements. These risks and uncertainties are discussed in our Annual Report on Form 10-K under

“Certain Additional Business Risk Factors” and include, among other factors, our ability to continue to find or develop and to offer attractive merchandise to our customers, the market potential for products in design, changes in business and economic conditions, risks associated with the expansion of our retail store, catalog and Internet operations, and changes in the competitive environment in which we operate. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements. However, readers should carefully review the statements set forth in the reports, which we file from time to time with the Securities and Exchange Commission, particularly our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K.